SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934
(Amendment No. 6)
RALSTON PURINA COMPANY
(Name of Issuer)
Ralston-Ralston Purina Group Common
Stock
(Title of Class of Securities)
751277302
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting
beneficial ownership of five percent
or less of such class). (See Rule 13d-
7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided
in a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the
purpose of Section 18 of the
Securities Exchange Act of 1934
("Act") or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see
the Notes).
(Continued on following pages(s))
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1692709
6
SHARED VOTING POWER
4618793
7
SOLE DISPOSITIVE POWER
665962
8
SHARED DISPOSITIVE POWER
5449160
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6320611
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.92
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1692709
6
SHARED VOTING POWER
4618793
7
SOLE DISPOSITIVE POWER
665962
8
SHARED DISPOSITIVE POWER
5449160
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6320611
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.92
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
149182
6
SHARED VOTING POWER
5777
7
SOLE DISPOSITIVE POWER
92650
8
SHARED DISPOSITIVE POWER
61459
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
155859
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .15
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
2550
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
2550
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
2550
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
90737
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
13043
8
SHARED DISPOSITIVE POWER
3140
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
92937
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .09
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
90737
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
13043
8
SHARED DISPOSITIVE POWER
3140
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
92937
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .09
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
TradeStreet Investment Associates,
Inc. 2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
20660
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
20660
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
20660
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .02
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 751277302
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1450240
6
SHARED VOTING POWER
4613016
7
SOLE DISPOSITIVE POWER
557719
8
SHARED DISPOSITIVE POWER
5384561
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
6069265
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.69
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item
1(a) Name of Issuer:
Ralston Purina Company
Item 1(b) Address of Issuer's
Principal Executive Offices:
Checkerboard Square
St. Louis, Missouri 63164
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank, N.A.
(d) NationsBank of Tennessee, N.A.
(e) NationsBank Texas Bancorporation,
Inc.
(f) NationsBank of Texas, N.A.
(g) TradeStreet Investment Associates,
Inc.
(h) Boatmen's Trust Company
Item 2(b) Address of Principal
Business Office or, if none,
Residence:
(a) 101 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (b) 100 North Tryon
Street, NationsBank Corporate Center,
Charlotte, North Carolina 28255
(c) 110 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (d) One NationsBank
Plaza, Nashville, Tennessee 37219-1697
(e) 100 North Tryon Street,
NationsBank Corporate Center,
Charlotte, North Carolina 28255
(f) 901 Main Street, Dallas, Texas
75202 (g) 101 South Tryon Street, 10th
Floor, Charlotte, North Carolina 28255
(h) Boatmen's Tower, 100 North
Broadway, St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) Delaware corporation
(f) U.S. National Banking Association
(g) Maryland corporation
(h) Missouri corporation
Item 2(d) Title of Class of
Securities: Ralston-Ralston Purina
Group Common Stock
Item 2 (e) CUSIP Number:
751277302
Item 3 If this statement is filed
pursuant to Rules 13d-1 (b), or 13d
2(b), check whether the person filing
is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in
Section 3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment Company
Act (e)
X
Investment Advisor registered under
Section 203 of the Investment Advisors
Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the provisions of
the Employee Retirement Income
Security Act of
1974 or Endowment Fund; see Sub-
section 240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section 240.13d-1(b)(ii)(G)
(Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered
investment advisors: TradeStreet
Investment Associates, Inc.
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting entity as
of 2/28/98, see Items 5 through 11,
inclusive, of the respective cover
pages of this Schedule 13G applicable
to such entity
which are incorporated herein by
reference.
Item 5 Ownership of Five Percent or
Less of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more
than five percent of the class of
securities, check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
To the extent that the reported shares
are held in various fiduciary
accounts, dividends and the proceeds
of such shares are payable to other
persons, including such accounts, the
beneficiaries or settlors thereof or a
combination of such persons. In
certain instances, other persons
(including beneficiaries and settlors)
may be deemed to have the
power to direct receipt of dividends
or the proceeds of the sale of shares
reported herein. To the best of the
undersigned's knowledge and belief, no
one other person has such an economic
interest relating to more than 5% of
the class of reported shares.
Item 7 Identification and
Classification of the Subsidiary Which
Acquired the Security Being Reported
on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding
company of the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries,
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks
as defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation,
Inc., which is a holding company of
its subsidiary, NationsBank of Texas,
N.A., classifiable under Item 3(b) as
a Bank as defined in Section 3(a)(6)
of the Securities Exchange Act of
1934.
c. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank, N.A., which is a holding
company of its subsidiary, TradeStreet
Investment Associates, Inc., a
registered investment advisor under
the Investment Advisors Act of 1940.
Item 8 Identification and
Classification of Members of the
Group:
Except for the relationships referred
to in Item 7 hereof, the reporting
entities do not affirm the existence
of a group.
This Form is filed on behalf of each
of the entities listed in Item 2 (a)
hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to
the best of my knowledge and belief,
the securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect
of changing or influencing the control
of the issuer of such securities and
were not acquired in connection with
or as a participant in any transaction
having such purpose or effect.
Signature
After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set forth
in this statement is true, complete
and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES,
INC.
BOATMEN'S TRUST COMPANY
Date:
March 6, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President